Exhibit (j)(ii)

Brandywine Global Investment Management, LLC

2929 Arch Street, 8th Floor

Philadelphia, PA 19104

Re:	Consent to use Report as an exhibit to the Registration Statement of Legg Mason
BW Alternative Credit Fund

You have requested that we consent to the inclusion of our report dated April 18, 2013 on the financial statements and financial highlights of the Brandywine Investment Trust: Global Credit Opportunities Fund (the “Report”) as an exhibit to the Registration Statement on Form N-1A of the Legg Mason BW Alternative Credit Fund (the “Registration Statement”).

We hereby consent to the inclusion of our Report as an exhibit to the Registration Statement, and to the inclusion of this consent as an exhibit to the Registration Statement in compliance with Item 280) of Part C of Form N-1A.

Our furnishing this consent is conditioned upon the acknowledgement and agreement by you and Legg Mason BW Alternative Credit Fund, and by including the Report and this consent as exhibits to the Registration Statement you and Legg Mason BW Alternative Credit Fund thereby acknowledge and agree, that (i) we are not an independent public accountant for Legg Mason BW Alternative Credit Fund for purposes of Section 32 of the Investment Company Act of 1940, as amended, or for any other purpose; (ii) we are not required to, and have not, undertaken any review, examination or audit of any of the financial information of Legg Mason BW Alternative Credit Fund contained in the Registration Statement; (iii) this consent shall not be construed as expressing any opinion on any of the financial information of Legg Mason BW Alternative Credit Fund contained in the Registration Statement; and (iv) this consent is strictly and solely limited to the inclusion of the Report as an exhibit to the Registration Statement and to satisfy the requirement of providing a “related consent” under Item 280) of Part C of Form N-1A, and may not and shall not be used for any other purpose by any person.

Horsham, Pennsylvania

November 22, 2013